Exhibit 2.1

EXECUTION COPY

Certain personally identifiable information has been omitted from this exhibit pursuant to item 601(a)(6) of Regulation S-K. [***] indicates that information has been redacted.

BUSINESS COMBINATION AGREEMENT

by and among

SOULPOWER ACQUISITION CORPORATION,
as SPAC,

SWB HOLDINGS,
as Pubco,

SAC MERGER SUB CORP.,
as SPAC Merger Sub,

SWB MERGER SUB LLC,
as Company Merger Sub,

and

SWB LLC,
as the Company

Dated as of November 24, 2025

TABLE OF CONTENTS

ARTICLE I. MERGERS	3
1.1. Company Merger	3
1.2. SPAC Merger	4
1.3. Effective Time	4
1.4 Effect of the Mergers	4
1.5. Organizational Documents of Surviving Subsidiaries	4
1.6. Board and Officers of the Surviving Subsidiaries	5
1.7. Amended Pubco Organizational Documents	5
1.8. Effect of SPAC Merger on Issued Securities of SPAC and SPAC Merger Sub	5
1.9. Effect of Company Merger on Issued Securities of the Company and Company Merger Sub	7
1.10. Effect of Mergers on Outstanding Securities of Pubco	8
1.11. Merger Consideration for Company Equityholders	8
1.12. Fractional Shares	9
1.13. Tax Consequences	9
1.14 Taking of Necessary Action; Further Action	9

ARTICLE II Closing	9
2.1 Closing	9
2.2 Closing Deliveries	10

ARTICLE III rEPRESENTATIONS AND WARRANTIES OF SPAC	11
3.1. Organization and Standing	11
3.2. Authorization; Binding Agreement	11
3.3. Governmental Approvals	12
3.4. Non-Contravention	12
3.5. Capitalization	12
3.6. SEC Filings; SPAC Financials; Internal Controls; Listing	14
3.7. Absence of Certain Changes	15
3.8. Compliance with Laws	15
3.9. Actions; Orders; Permits	15
3.10. Taxes and Returns	15
3.11. Employees and Employee Benefit Plans	16
3.12. Properties	16
3.13. Material Contracts	16
3.14. Transactions with Affiliates	17
3.15. Investment Company Act; JOBS Act	17
3.16. Finders and Brokers	17
3.17. Certain Business Practices	17
3.18. Insurance	18
3.19. Information Supplied	18
3.20. Independent Investigation	18
3.21. Trust Account	19
3.22. Exclusivity of Representations and Warranties	19

ARTICLE IV. representations and warranties of pubco AND THE MERGER SUBS	19
4.1. Incorporation and Standing	20
4.2. Authorization; Binding Agreement	20

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4.3. Governmental Approvals	20
4.4. Non-Contravention	20
4.5. Capitalization	21
4.6. Merger Shares	22
4.7. Activities of Pubco and the Merger Subs	22
4.8. Investment Company Act; JOBS Act	22
4.9. Finders and Brokers	22
4.10. Information Supplied	22
4.11. Independent Investigation	23
4.12. Exclusivity of Representations and Warranties	23

ARTICLE V. representations and warranties of the company	23
5.1. Incorporation and Standing	23
5.2. Authorization; Binding Agreement	24
5.3. Capitalization	24
5.4. Subsidiaries	25
5.5. Governmental Approvals	25
5.6. Non-Contravention	25
5.7. Financial Statement	26
5.8. Absence of Certain Changes	27
5.9. Compliance with Laws; Company Permits	27
5.10 Company Permits	27
5.11 Litigation	27
5.12. Material Contracts	28
5.13. Employees and Benefit Plans	29
5.14. Properties; Title to Assets	29
5.15. Taxes and Returns	29
5.16. Transactions with Related Persons	30
5.17. Insurance	30
5.18. Investment Company Act	30
5.20. Finders and Brokers	31
5.21. Information Supplied	31
5.22. Independent Investigation	32
5.23. Exclusivity of Representations and Warranties	32

ARTICLE VI. Convenants	32
6.1. Access and Information	32
6.2. Conduct of Business of the Company Entities	33
6.3. Conduct of Business of SPAC	35
6.4. Annual and Interim Financial Statements	37
6.5. SPAC Public Filings	38
6.6. No Solicitation	39
6.7. No Trading	39
6.8. Notification of Certain Matters	40
6.9. Efforts	40
6.10. Further Assurances	41
6.11. The Registration Statement	42
6.12. Public Announcements	45
6.13. Confidential Information	46
6.14. Post-Closing Board of Directors and Executive Officers	47
6.15. Indemnification of Directors and Officers; Tail Insurance	47

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6.16. Use of Proceeds	48
6.17. Redemptions; Transactions Financing	48
6.18. Contribution Agreements	49
6.19. Stock Exchange Listing	50

ARTICLE VII closing conditions	50
7.1. Conditions to Each Party’s Obligations	50
7.2. Conditions to Obligations of the Company Entities	51
7.3. Conditions to Obligations of SPAC	52
7.4. Frustration of Conditions	52

ARTICLE VIII TERMINATION AND EXPENSES	52
8.1. Termination	52
8.2. Effect of Termination	53
8.3. Fees and Expenses	54

ARTICLE IX TRUST WAIVER	54
9.1. Waiver of Claims Against Trust	54

ARTICLE X MISCELLANEOUS	55
10.1. No Survival	55
10.2. Notices	55
10.3. Binding Effect; Assignment	56
10.4. Third Parties	56
10.5. Governing Law; Jurisdiction	56
10.6. Waiver of Jury Trial	57
10.7. Specific Performance	57
10.8. Severability	57
10.9 Amendment	57
10.10. Waiver	58
10.11. Entire Agreement	58
10.12. Interpretation	58
10.13. No Recourse	59
10.14. Counterparts	59

ARTICLE XI DEFINITIONS	59
11.1. Certain Definitions	59
11.2. Section References	69

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Contribution Investor Lock-Up Agreements
Exhibit A-2	Other Company Lock-Up Agreements
Exhibit A-3	Company Member Lock-Up Agreements
Exhibit B	Form of Amended Registration Rights Agreement
Exhibit C	Insider Letter Amendment
Exhibit D	Sponsor Support Agreement
Exhibit E	ELOC Agreement
Exhibit F	Form of Amended Pubco Organizational Documents

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of November 24, 2025 (the “Signing Date”) by and among (i) Soulpower Acquisition Corporation, a Cayman Islands exempted company (together with its successors, “SPAC”), (ii) SWB Holdings, a Cayman Islands exempted company (“Pubco”), (iii) SAC Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), (iv) SWB Merger Sub LLC, a Cayman Islands limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”), and (v) SWB LLC, a Cayman Islands limited liability company (the “Company”, and collectively with Pubco and the Merger Subs, the “Company Entities”). SPAC, Pubco, the Merger Subs and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, certain capitalized terms used herein are defined in Article XI hereof;

WHEREAS, the Company is a recently formed Cayman Islands exempted company that has entered into:

(i)	certain contribution agreements, dated as of the Signing Date (the “Contribution Agreements”), with investors (the “Contribution Investors”) for those Contribution Investors to contribute certain real estate and mineral rights property and equipment and related assets (together, the “Contributed Assets”) to the Company (or a Subsidiary of the Company) immediately prior to the Closing in exchange for non-voting membership interest units of the Company;

(ii)	asset management agreements and Independent Contractor Agreements (collectively, the “Asset Management Agreements”), dated as of the Signing Date, with the Contribution Investors relating to the management of the Contributed Assets;

(iii)	a purchase agreement with Bank of Asia (BVI) Limited (“Bank of Asia”) and Russell Crumpler and David Holukoff of Teneo (BVI) Limited and Chan Mei Lan of Teneo Asia Limited, as Joint Provisional Liquidators of Bank of Asia, dated as of November 6, 2025 (the “BVI Banking License Purchase Agreement”), to acquire a banking license and certain related assets in the British Virgin Islands (the “BVI Banking License”) from Bank of Asia, which is in provisional liquidation in the British Virgin Islands, for consideration of a mix of cash and equity;

(iv)	a strategic advisory agreement, dated as of November 24, 2025 (the “Advisory Agreement”), with Animoca Global Limited (“Animoca”), pursuant to which the Company and Animoca will collaborate on joint marketing and strategic arrangements, and in connection therewith, each party will issue Five Million U.S. Dollars ($5,000,000) worth of its equity to the other party; and

(v)	certain independent contractor agreements (the “Independent Contractor Agreements” and, collectively with the Contribution Agreements (including any Additional Contribution Agreements), the Asset Management Agreements, the BVI Banking License Purchase Agreement and the Advisory Agreement, the “SWB Agreements” and the transactions to be consummated under the SWB Agreements are collectively referred to as the “Company Transactions”) relating to the management and operation of the Company, which will be paid in a mix of cash and equity;

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WHEREAS, from and after the Closing, the Company intends, directly and indirectly through its Subsidiaries, to engage in the business of worldwide banking and issuing a stablecoin through the brand name “Soul World Bank”, providing a variety of consumer financial services and securitizing the Contributed Assets (and any additional assets that may be contributed in the future) through digital tokens as a stablecoin issuer;

WHEREAS, Pubco is a newly-incorporated Cayman Islands exempted company;

WHEREAS, SPAC Merger Sub is a newly-incorporated Cayman Islands exempted company that is wholly owned by Pubco, and Company Merger Sub is a newly formed Cayman Islands limited liability company that is wholly owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving company (the “Company Merger”), and in connection therewith (i) the membership interest units of the Company that are issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares, and (ii) all Company Convertible Securities that have not been cancelled or converted prior to the Company Merger Effective Time will be terminated; (b) simultaneously with the consummation of the Company Merger, SPAC Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger” and, together with the Company Merger, the “Mergers” and collectively with the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), and in connection therewith each issued and outstanding security of SPAC immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, and the holders thereof shall receive a substantially equivalent security of Pubco; and (c) as a result of such Mergers, SPAC and the Company each shall become wholly owned subsidiaries of Pubco, and Pubco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Cayman Companies Act and other applicable Law;

WHEREAS, in connection with their Contribution Agreements, the Contribution Investors have entered into Lock-Up Agreements with Pubco, copies of which are attached as Exhibit A-1 hereto (collectively, the “Contribution Investor Lock-Up Agreements”), which will become effective as of the Closing;

WHEREAS, in connection with the BVI Banking License Purchase Agreement, the Advisory Agreement and the Independent Contractor Agreements, the counterparties thereto have entered into Lock-Up Agreements with Pubco, copies of which are attached as Exhibit A-2 hereto (collectively, the “Other Company Lock-Up Agreements”), which will become effective as of the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, each holder of the outstanding membership interest units of the Company is entering into a Lock-Up Agreement with Pubco in substantially the form attached as Exhibit A-3 hereto (collectively, the “Company Member Lock-Up Agreements” and, together with the Contribution Investor Lock-Up Agreements and the Other Company Lock-Up Agreements, the “Lock-Up Agreements”), which will become effective as of the Closing;

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WHEREAS, simultaneously with the Closing, SPAC, Pubco, the Sponsor, the other “Holders” under the Founder Registration Rights Agreement, the Contribution Investors and each holder of the outstanding membership interest units of the Company will execute and deliver an amendment and restatement of the Founder Registration Rights Agreement, in substantially the form attached as Exhibit B hereto (the “Amended Registration Rights Agreement”), to, among other matters, have Pubco assume the registration obligations of SPAC under the Founder Registration Rights Agreement, have such rights apply to the Pubco Ordinary Shares, and to provide the Contribution Investors and the holders of the outstanding membership interest units of the Company with registration rights thereunder;

WHEREAS, simultaneously with the execution and delivery of this Agreement, SPAC and Pubco have entered into an amendment to the Insider Letter Agreement with the Sponsor, SPAC’s directors and officers and each other holder of Founder Shares, SPAC Private Units and SPAC Private Shares, a copy of which is attached as Exhibit C hereto (the “Insider Letter Amendment”), pursuant to which, among other matters, effective as of the Closing (i) Pubco shall assume and be assigned the rights and obligations of SPAC under the Insider Letter, and (ii) the lock-up period applicable to the Pubco Class A Ordinary Shares issued in exchange for the Founder Shares pursuant to this Agreement will be twelve (12) months after the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, SPAC, the Company, Pubco, the Sponsor, SPAC’s directors and officers and each other holder of Founder Shares, SPAC Private Units and SPAC Private Shares have entered into a support agreement, a copy of which is attached as Exhibit D hereto (the “Sponsor Support Agreement”), pursuant to which, the Sponsor and such other holders agreed to (i) vote in favor of, take all actions necessary to consummate and otherwise support, the Transactions, and (ii) waive and not otherwise perfect any (A) anti-dilution or similar protection with respect to any Founder Shares or (B) applicable dissenter’s rights with respect to its SPAC Ordinary Shares;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Pubco has entered into an Ordinary Shares Purchase Agreement with CREO Investments LLC, a Delaware limited liability company (the “ELOC Investor”), a copy of which is attached as Exhibit E (the “ELOC Agreement”), pursuant to which the ELOC Investor would provide an equity line of credit of up to Five Billion U.S. Dollars ($5,000,000,000) to Pubco after the Closing (the “ELOC Financing”); and

WHEREAS, the boards of directors (or equivalent governing bodies or Persons) of SPAC, Pubco, the Merger Subs and the Company have each (a) determined that the Transactions are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges and agreed, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
MERGERS

1.1 Company Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman LLC Act, the Company and the Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, with the Company being the surviving entity, following which the separate existence of Company Merger Sub shall cease and the Company shall continue as the surviving entity in the Company Merger. The Company, as the surviving entity following the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include the Company Surviving Subsidiary). As a result of the Company Merger, the Company Surviving Subsidiary will become a wholly-owned subsidiary of Pubco.

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1.2 SPAC Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Companies Act, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC pursuant to Cayman Islands law with SPAC being the surviving entity, at which time the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company in the SPAC Merger. SPAC, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC for periods after the Effective Time shall include the SPAC Surviving Subsidiary), and together with the Company Surviving Subsidiary, the “Surviving Subsidiaries”. As a result of the SPAC Merger, the SPAC Surviving Subsidiary will become a wholly-owned subsidiary of Pubco.

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties shall cause (a) the SPAC Merger to be consummated by (i) executing a plan of merger in form and substance reasonably acceptable to the Company, Pubco and SPAC (the “SPAC Plan of Merger”), and (ii) filing the SPAC Plan of Merger and such other documents as required by the Cayman Companies Act with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Act and SPAC’s and SPAC Merger Sub’s Organizational Documents, and (ii) the Company Merger to be consummated by (i) executing a plan of merger in form and substance reasonably acceptable to the Company, Pubco and SPAC (the “Company Plan of Merger” and together with the SPAC Plan of Merger, the “Plans of Merger”), and (ii) filing the Company Plan of Merger and such other documents as required by the Cayman LLC Act with the Registrar of Limited Liability Companies of the Cayman Islands as provided in Section 46 of the Cayman LLC Act and the Company’s and Company Merger Sub’s Organizational Documents. The Mergers shall be consummated and effective simultaneously (or as close to simultaneously as possible) on the Closing Date or at such other date as may be agreed in writing by the Parties and specified in the Plans of Merger, at such time as specified in the Plans of Merger (the “Effective Time”).

1.4 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement, the Plans of Merger and the applicable provisions of the Cayman Companies Act, the Cayman LLC Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub shall vest in SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of SPAC Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of SPAC Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time, and the Surviving Subsidiaries shall continue their respective existences as wholly-owned Subsidiaries of Pubco.

1.5 Organizational Documents of Surviving Subsidiaries. At the Effective Time, (a) the Organizational Documents of SPAC Merger Sub shall become the Organizational Documents of SPAC Surviving Subsidiary, and (b) the Organizational Documents of Company Merger Sub shall become the Organizational Documents of Company Surviving Subsidiary, respectively, except that the name of the Company Surviving Subsidiary in such Organizational Documents shall be “SWB LLC”.

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1.6 Board and Officers of the Surviving Subsidiaries. At the Effective Time, the board of directors and executive officers of SPAC shall resign and the board of directors and the executive officers of SPAC Merger Sub immediately prior to the Effective Time shall become the board of directors and executive officers of the SPAC Surviving Subsidiary, each to hold office in accordance with the Organizational Documents of the SPAC Surviving Subsidiary until their respective successors are duly elected or appointed and qualified. At the Effective Time, the board of managers and executive officers of the Company immediately prior to the Effective Time shall become the board of managers and executive officers of the Company Surviving Subsidiary, each to hold office in accordance with the Organizational Documents of the Company Surviving Subsidiary until their respective successors are duly elected or appointed and qualified.

1.7 Amended Pubco Organizational Documents. Effective upon the Effective Time, Pubco shall amend and restate its Organizational Documents to be in substantially the form attached as Exhibit F hereto (the “Amended Pubco Organizational Documents”).

1.8 Effect of SPAC Merger on Issued Securities of SPAC and SPAC Merger Sub. At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, Pubco or SPAC Merger Sub (other than the filing of documents required by the Cayman Islands Registrar of Companies or as otherwise required pursuant to applicable Law):

(a) SPAC Units. At the Effective Time, every issued and outstanding SPAC Unit shall be automatically detached, and the holder thereof shall be deemed to hold one (1) SPAC Class A Ordinary Share and one (1) SPAC Right in accordance with the terms of the applicable SPAC Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 1.8 below.

(b) SPAC Ordinary Shares. At the Effective Time, every issued and outstanding SPAC Ordinary Share (other than those described in Sections 1.8(d) and 1.8(e) below) that is not redeemed or converted in the Closing Redemption shall become and be converted automatically into the right to receive one (1) Pubco Class A Ordinary Share (each, a “SPAC Merger Share”), following which, all SPAC Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing SPAC Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Class A Ordinary Shares upon the surrender of such certificate in accordance with this Section 1.8. Each certificate formerly representing SPAC Ordinary Shares (other those described in Sections 1.8(d) and 1.8(e) below) shall thereafter represent only the right to receive the same number of Pubco Class A Ordinary Shares.

(c) SPAC Rights. At the Effective Time, each issued and outstanding SPAC Right shall be automatically converted into the number of Pubco Class A Ordinary Shares that would have been received by the holder thereof if such SPAC Right had been converted upon the consummation of a Business Combination in accordance with SPAC’s Organizational Documents, the IPO Prospectus and the Rights Agreement into SPAC Class A Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred at the Effective Time and the SPAC Class A Ordinary Share issued upon conversion of the SPAC Rights had then automatically been converted into Pubco Class A Ordinary Shares in accordance with Section 1.8(b) above. At the Effective Time, the SPAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such SPAC Rights, except as provided herein or by Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive Pubco Class A Ordinary Shares as set forth herein.

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(d) Redeemed SPAC Class A Ordinary Shares. At the Effective Time, each issued and outstanding SPAC Class A Ordinary Share in respect to which the holder thereof has validly exercised redemption rights in the Closing Redemption pursuant to and in accordance with the SPAC Organizational Documents (and not waived, withdrawn or otherwise lost such rights), shall automatically be canceled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Trust Account funds in accordance with the SPAC Organizational Documents.

(e) Cancellation of Capital Shares Owned by SPAC. At the Effective Time, if there are any capital shares of SPAC that are owned by SPAC as treasury shares or by any direct or indirect Subsidiary of SPAC, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f) SPAC Merger Sub Shares. All of the shares of SPAC Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an equal number of shares of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the SPAC Surviving Subsidiary.

(g) Transfers of Ownership. If any certificate for Pubco Shares is to be issued by Pubco in a name other than that in which the certificate for SPAC Securities surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to SPAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for Pubco Shares in any name other than that of the registered holder of the certificate for SPAC Securities surrendered, or established to the satisfaction of Pubco or any agent designated by it that such Tax has been paid or is not payable.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the SPAC Surviving Subsidiary, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Surrender of SPAC Certificates. Securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Pubco Shares so issued in exchange.

(j) Lost, Stolen or Destroyed SPAC Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to this Section 1.8; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify Pubco and the SPAC Surviving Subsidiary, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the SPAC Surviving Subsidiary or Pubco, with respect to the certificates alleged to have been lost, stolen or destroyed.

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(k) Dissenters Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 1.8(b), SPAC Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than the shares described in Sections 1.8(d) and 1.8(e)) and held by a shareholder of SPAC (each a “Dissenting Shareholder”) who has validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the SPAC Merger in accordance with Section 238 of the Cayman Companies Act (such shares being referred to collectively as the “Dissenting Shares” until such time as such Dissenting Shareholder fails to perfect or otherwise loses such Dissenting Shareholder’s dissenter’s rights under Section 238 of the Cayman Companies Act with respect to such shares) shall not be converted into a right to receive Pubco Class A Ordinary Shares, but instead such Dissenting Shares shall be automatically canceled and cease to exist by virtue of the SPAC Merger and shall thereafter represent only the right of the holder thereof to be paid the fair value of such Dissenting Shares and such other rights as are granted by the Cayman Companies Act; provided, however, that if, after the Effective Time, such Dissenting Shareholder fails to perfect or prosecute or otherwise waives, effectively withdraws or loses its dissenter’s right pursuant to the Cayman Companies Act or if a court of competent jurisdiction shall determine that such Dissenting Shareholder is not entitled to the relief provided by the Cayman Companies Act, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the allocable portion of the Pubco Class A Ordinary Shares, if any, to which such Dissenting Shareholder is entitled pursuant to Section 1.8(b), without interest thereon.

1.9 Effect of Company Merger on Issued Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of the Company, Pubco or Company Merger Sub (other than the filing of documents required by the Cayman Islands Registrar of Limited Liability Companies or as otherwise required pursuant to applicable Law):

(a) Company Units. Subject to clause (b) below:

(i) all Company Class A Units issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive Pubco Class A Ordinary Shares as a portion of the Merger Consideration, with each Company Equityholder being entitled to receive its Pro Rata Share of the Merger Consideration, without interest; and.

(ii) all Company Class V Units issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive Pubco Class V Ordinary Shares as a portion of the Merger Consideration, with each Company Equityholder being entitled to receive its Pro Rata Share of the Merger Consideration, without interest.

As of the Effective Time, each Company Equityholder shall cease to have any other rights in and to the Company or the Company Surviving Subsidiary.

(b) Treasury Shares. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Convertible Securities. Any Company Convertible Security, if not exercised or converted prior to the Effective Time into Company Units shall be cancelled, retired and terminated and thereby cease to represent any right to acquire, be exchanged for or convert into Company Units or any other security or otherwise receive payment of cash or other consideration therefor, whether upon any contingency or valuation or otherwise.

(d) Company Merger Sub Shares. All of the membership interests of Company Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of membership interests of the Company Surviving Subsidiary, with the same rights, powers and privileges as the membership interests so converted and shall constitute the only outstanding equity interests of the Company Surviving Subsidiary.

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(e) Transfers of Ownership. If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Security is registered immediately prior to the Effective Time, it shall be a condition to such delivery or issuance that (i) the transfer of such Company Security shall have been permitted in accordance with the terms of the Company LLC Agreement as in effect immediately prior to the Effective Time, (ii) the registered holder of the Company Security so surrendered will include an appropriate instrument of transfer in proper form for transfer, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if the transferring Person is a party thereto, counterparts to the applicable Lock-Up Agreement, and the Amended Registration Rights Agreement and (iv) the Person requesting such delivery or issuance shall pay to Pubco any transfer or other similar Taxes required as a result of such delivery or issuance to a Person other than the registered holder of such Company Security or establish to the satisfaction of Pubco that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Company Surviving Subsidiary, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Surrender of Company Securities. Pubco Shares issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that any restrictions on the sale and transfer of Company Securities shall also apply to the Pubco Shares so issued in exchange. All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any Company Equityholder who has not exchanged its Company Securities for the applicable portion of the Merger Consideration in accordance with this ARTICLE I shall look only to Pubco for payment of the portion of the Merger Consideration in respect of such Company Securities without any interest thereon (but with any dividends or distributions paid with respect thereto after the Closing).

1.10 Effect of Mergers on Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.11 Merger Consideration for Company Equityholders. Subject to and upon the terms and conditions of this Agreement, the aggregate consideration to be paid to Company Equityholders pursuant to the Company Merger (the “Merger Consideration”) shall be an amount, expressed in U.S. Dollars, equal to one hundred and twenty percent (120%) of the Company Net Asset Amount. The Merger Consideration will be paid in the form of Pubco Ordinary Shares (the “Company Merger Shares” and collectively with the SPAC Merger Shares, the “Merger Shares”), each valued at Ten U.S. Dollars ($10.00) per share, with holders of Company Class A Units receiving Pubco Class A Ordinary Shares for their Company Class A Units and holders of Company Class V Units receiving Pubco Class V Ordinary Shares for their Company Class V Units. The Company shall provide SPAC with a certificate setting forth the amount of the Merger Consideration to be paid at Closing, together with the calculation of the Company Net Asset Amount and all supporting documentation, at least five (5) Business Days prior to the Closing. In accordance with the Company LLC Agreement, (a) the holders of Company Class A Units will receive in the aggregate an amount equal to the Company Net Asset Amount (the “Class A Merger Consideration”) for their Company Class A Units, with each holder receiving its pro rata portion of the Class A Merger Consideration based on the number of Company Class A Units held as a percentage of the total issued and outstanding Company Class A Units (such holder’s “Class A Pro Rata Share”), and (b) the holders of Company Class V Units will receive in the aggregate an amount equal to twenty percent (20%) of the Company Net Asset Amount (the “Class V Merger Consideration”) for their Company Class V Units, with each holder receiving its pro rata portion of the Class V Merger Consideration based on the number of Company Class V Units held as a percentage of the total issued and outstanding Company Class V Units (such holder’s “Class V Pro Rata Share”).

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1.12 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole Pubco Ordinary Share.

1.13 Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Mergers, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties shall file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the Mergers, taken together, do not qualify as exchanges described in Section 351 of the Code.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SPAC Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of SPAC Merger Sub and Company Merger Sub, respectively, the then current officers and directors of SPAC, the Company, Pubco and the Merger Subs are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver (by the Party for whose benefit the applicable condition exists, in such Party’s sole discretion) of the conditions set forth in Article VII, the consummation of the Transactions (the “Closing”), shall take place (i) either remotely by electronic exchange of documents or at the offices of Ellenoff Grossman & Schole LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by SPAC and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or (ii) at such other date, time or place as SPAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

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2.2 Closing Deliveries.

(a) SPAC Closing Deliveries. At the Closing, SPAC shall deliver or cause to be delivered to the Company and Pubco:

(i) Officer Certificate. A certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii) Secretary Certificate. A certificate from the secretary or other executive officer of SPAC certifying as to, and attaching, (A) copies of SPAC’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii) Good Standing. A good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv) Amended Registration Rights Agreement Amendment. A copy of the Amended Registration Rights Agreement, in substantially the form attached as Exhibit B hereto, duly executed by SPAC, the holders of a majority of the “Registrable Securities” pursuant to the Founder Registration Rights Agreement and the Company Equityholders.

(v) Employment Agreements. Employment agreements, in each case effective as of the Closing, in form and substance acceptable to SPAC and the Company, between each of the persons set forth on Schedule 2.2(a)(v) hereto and Pubco or a Target Company, as noted in Schedule 2.2(a)(v), each such employment agreement duly executed by the parties thereto.

(b) Company and Pubco Closing Deliveries. At the Closing, the Company and Pubco shall deliver or cause to be delivered to SPAC:

(i) Officer Certificate. A certificate from the each of Pubco and the Company, dated as the Closing Date, signed by an executive officer of such Party in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c), as applicable to each Party.

(ii) Secretary Certificates. A certificate from the secretary or other executive officer of each of Pubco and the Company certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions and (C) the certificate of incumbency of its directors or officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. Good standing certificates (or similar documents applicable for such jurisdictions) for each Company Entity certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company Entity’s jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

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(iv) Amended Registration Rights Agreement. A copy of the Amended Registration Rights Agreement, in substantially the form attached as Exhibit B hereto, duly executed by Pubco.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i) the disclosure schedules delivered by SPAC to the Company and Pubco on the Signing Date (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR on or after August 14, 2024 and at least two (2) Business Days prior to the Signing Date (excluding any risk factors, forward-looking statements or similar predictive statements) (the “Signing SEC Reports”), SPAC represents and warrants to the Company and Pubco, as of the Signing Date and as of the Closing (unless otherwise set forth below with respect to the representations and warranties which are given only as of a specific date), as follows:

3.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing as an exempted company and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the SPAC Board and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. The SPAC Board Special Committee, either at a duly called and held meeting or by way of written resolution, has unanimously (i) determined that this Agreement and the Transactions, including the Mergers, are advisable, fair to and in the best interests of SPAC and SPAC’s shareholders in accordance with Cayman Islands Law and (ii) recommended that the SPAC Board approve and adopt this Agreement, the consummation of the Transactions and the performance by SPAC of its obligations hereunder. The SPAC Board, based on the SPAC Board Special Committee’s recommendation, either at a duly called and held meeting or by way of written resolution, has unanimously (i) determined that this Agreement and the Transactions, including the Mergers, are advisable, fair to and in the best interests of SPAC and SPAC’s shareholders in accordance with Cayman Islands Law, (ii) approved and adopted this Agreement, the consummation of the Transactions and the performance by SPAC of its obligations hereunder, (iii) recommended that SPAC’s shareholders vote in favor of the approval of this Agreement, the Mergers, and the other SPAC Shareholder Approval Matters in accordance with the Cayman Companies Act (the “SPAC Recommendation”) and (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC shareholders for their approval. This Agreement has been, and each Ancillary Document to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). Prior to the execution of this Agreement, the SPAC Board Special Committee received a written fairness opinion from ERShares (the “Fairness Opinion”), a copy of which has been provided to the Company, to the effect that, as of the date of such Fairness Opinion and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by ERShares as set forth in the Fairness Opinion, the Transactions, including the issuance of the Merger Consideration, are fair, from a financial point of view, to SPAC and its unaffiliated security holders.

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3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with the Applicable Stock Exchange or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SPAC.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is, or is required to be, a party, the consummation by SPAC of the Transactions, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) contravene, conflict with or violate any provision of SPAC’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, contravene, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) contravene, violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which SPAC is a party or by which it or any of its properties or assets are bound, except for any deviations from any of the foregoing clauses (b) or (c) that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SPAC.

3.5 Capitalization.

(a) The share capital of SPAC is US$22,100 divided into 200,000,000 SPAC Class A Ordinary Shares, 20,000,000 SPAC Class B Ordinary Shares and 1,000,000 SPAC Preference Shares. The issued and outstanding SPAC Securities as of the Signing Date are set forth on Schedule 3.5(a). There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, SPAC’s Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws. SPAC does not have any Subsidiaries (in the event of a breach of the foregoing representation and warranty, without limiting any rights or remedies of any other Party under this Agreement, any references to the SPAC in this Agreement will include any such Subsidiary to the extent reasonably applicable). SPAC does not own any equity interests in any other Person.

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(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than in connection with the Closing Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares or other equity securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares or other equity interests of SPAC.

(c) All Indebtedness of SPAC as of the Signing Date, all Liabilities that are payable by SPAC as of the Signing Date (including upon the passage of time and those that are contingent and payable upon the consummation of the Business Combination) and all other Transaction Expenses of SPAC (including those that contingent and payable upon the consummation of the Business Combination) are disclosed on Schedule 3.5(c). Other than as set forth on Schedule 3.5(c), no Indebtedness of SPAC contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC or (iii) the ability of SPAC to grant any Lien on, or make any dividend or distribution of, its properties or assets.

(d) Since the date of formation of SPAC, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing (other than the Closing Redemption in accordance with the terms of the IPO Prospectus and the SPAC’s Organizational Documents).

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3.6 SEC Filings; SPAC Financials; Internal Controls; Listing.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Signing Date. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC filed such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (i) above, (iii) all other forms, reports, registration statements (including SPAC’s Registration Statements on Form S-1, which was originally filed on January 24, 2025 and made effective on April 1, 2025), prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the Signing Date, there are no outstanding or unresolved comment letters received from the SEC with respect to any SEC Reports. To the Knowledge of the SPAC, none of the SEC Reports filed on or prior to the Signing Date is subject to ongoing SEC review or investigation as of the Signing Date. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). Any audited financial statements included in the SPAC Financials have been audited in accordance with PCAOB standards.

(c) Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s formation in the ordinary course of business or Liabilities or obligations incurred pursuant to this Agreement or the Ancillary Documents. SPAC does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act.

(d) Since the IPO, SPAC has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of SPAC, (ii) “material weakness” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to reasonably ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and principal financial officer by others within SPAC, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

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(f) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Except as described on Schedule 3.6(g), since the IPO (A) the SPAC Public Units, SPAC Class A Ordinary Shares and the SPAC Rights have been listed on NYSE, (B) SPAC has not received any written deficiency notice from NYSE relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on NYSE and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of NYSE.

(h) SPAC is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the SPAC Public Units, SPAC Class A Ordinary Shares and SPAC Public Rights are registered pursuant to Section 12(b) of the Exchange Act.

3.7 Absence of Certain Changes. As of the Signing Date, except as set forth in Schedule 3.7, SPAC has, since its formation, (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

3.9 Actions; Orders; Permits. There is no pending Action or, to the Knowledge of SPAC, threatened Action to which SPAC is subject which has had or would reasonably be expected to have a Material Adverse Effect on SPAC and, to the Knowledge of SPAC, no pending or threatened investigation to which SPAC is subject. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. SPAC holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect has not had and would not reasonably be expected to have a Material Adverse Effect on SPAC.

3.10 Taxes and Returns.

(a) SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where SPAC files or is required to file a Tax Return. There are no claims, assessments, audits, examinations, to the Knowledge of SPAC, investigations or other Actions pending against SPAC in respect of any material Tax, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations with respect to Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. SPAC is not, and never has been, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

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(b) Since the date of its formation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. Except as set forth on Schedule 3.11, SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Except as set forth on Schedule 3.11, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions and the Ancillary Documents will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC or (ii) result in the acceleration of the time of payment or vesting of any such payment or benefit.

3.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) involves the engagement of a financial or similar professional advisor in respect of the Transactions, another business combination or any capital raising, in any case that would reasonably be expected to be applicable to the Transactions or would impose post-Closing obligations on Pubco or its Subsidiaries, other than customary confidentiality and indemnification provisions, (iii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iv) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC or any of its current or future Affiliates, any acquisition of material property by SPAC or any of its current or future Affiliates, or restricts in any material respect the ability of SPAC or any of its current or future Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the Signing SEC Reports.

(b) With respect to each SPAC Material Contract: (i) the SPAC Material Contract (other than those set forth on Schedule 3.14) was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

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3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Signing Date under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and any (a) present or former director, sponsor, officer, employee, manager, direct equityholder or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s issued and outstanding share capital as of the Signing Date, on the other hand.

3.15 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of SPAC. If applicable, Schedule 3.16 sets forth, as of the Signing Date, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

3.17 Certain Business Practices.

(a) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to the any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country; or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

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3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors (as related to SPAC), officers (as related to SPAC) and employees (as related to SPAC), copies of which have been provided to Pubco and the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably be likely to result in a Material Adverse Effect on SPAC.

3.19 Information Supplied. None of the information supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when supplied by SPAC or when such filing is made, if made by SPAC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when supplied by SPAC or when such filing is made, if made by SPAC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies or any of their respective Affiliates.

3.20 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise), assets and liabilities of the Target Companies, Pubco and the Merger Subs and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and the Merger Subs for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation, and the express representations and warranties of the Company Entities set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company Entities for the Registration Statement; and (b) none of the Company Entities or their respective Representatives have made any representation or warranty as to the Target Companies, Pubco, the Merger Subs or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

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3.21 Trust Account. As of the Signing Date, SPAC has an amount of funds in the Trust Account equal to at least $256,519,838.39. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. As of the Signing Date the Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. As of the Signing Date there are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Signing SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 3.21 or Taxes, (ii) the holders of SPAC Ordinary Shares prior to the Effective Time who shall have elected to redeem their SPAC Ordinary Shares pursuant to SPAC’s Organizational Documents or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination or (iii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Ordinary Shares pursuant to SPAC’s Organizational Documents, or in connection with an amendment thereof to extend SPAC’s deadline to consummate a Business Combination. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account.

3.22 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the SPAC Disclosure Schedules) or as set forth in an Ancillary Document, SPAC hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, and any matter relating to it, including its affairs, the condition, value or quality of its assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Pubco, the Company or any of their respective Representatives by, or on behalf of, SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Article III (as modified by the SPAC Disclosure Schedules) or as set forth in an Ancillary Document, none of SPAC nor any other Person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Pubco, the Company or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Pubco, the Company or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUBS

Pubco and the Merger Subs, jointly and severally, hereby represent and warrant to SPAC and the Company, as of the Signing Date and as of the Closing (unless otherwise set forth below with respect to the representations and warranties which are given only as of a specific date), as follows:

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4.1 Incorporation and Standing. Pubco is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, SPAC Merger Sub is an exempted company duly incorporated, validly existing as an exempted company and in good standing under the Laws of the Cayman Islands and Company Merger Sub is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and the Merger Subs has all requisite corporate or limited liability company (as applicable) power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to be have a Material Adverse Effect on Pubco. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco and each Merger Sub, each as currently in effect. None of Pubco nor either Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Pubco and each Merger Sub has all requisite corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and, subject to filing the Amended Pubco Organizational Documents, to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions have been duly and validly authorized by the board of directors (or equivalent governing body or Person) and equity holders of Pubco and the Merger Subs and no other corporate or limited liability company proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Amended Pubco Organizational Documents), on the part of Pubco or either Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which Pubco or a Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or either Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, including the Amended Pubco Organizational Documents, (c) any filings required with the Applicable Stock Exchange or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pubco.

4.4 Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is, or is required to be, a party, the consummation by such Party of the Transactions, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Organizational Documents, contravene, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, contravene, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) contravene, violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Pubco.

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4.5 Capitalization.

(a) As of the Signing Date, (i) the share capital of Pubco is $50,000 divided into 5,000,000 ordinary shares, par value $0.01 per share, of which 1 such ordinary share is issued and outstanding, which is owned by Justin Lafazan, (ii) the share capital of SPAC Merger Sub is $50,000 divided into 5,000,000 ordinary shares, par value $0.01 per share, of which 1 such ordinary share is issued and outstanding, which is owned by Pubco, and (iii) the membership interests of Company Merger Sub consist only of voting interests, 100% of which are owned by Pubco.

(b) All outstanding ordinary shares of Pubco as of the Signing Date are, and as of the Closing Date all of the Pubco Ordinary Shares issued in connection with the consummation of the Transactions will be, duly authorized, validly issued, fully paid and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of Pubco or either Merger Sub or any Contract to which Pubco or either Merger Sub is a party. None of the outstanding securities of Pubco or either Merger Sub have been issued in violation of any applicable securities Laws.

(c) Prior to giving effect to the Transactions, Pubco does not have any Subsidiaries other than the Merger Subs, neither Merger Sub has any Subsidiaries and neither Pubco nor either Merger Sub owns any equity interests in any other Person.

(d) There are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Pubco or either Merger Sub or (B) obligating Pubco or either Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any equity securities, or (C) obligating Pubco or either Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such equity securities. There are no outstanding obligations of Pubco or either Merger Sub to repurchase, redeem or otherwise acquire any equity securities of Pubco or either Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which Pubco or either Merger Sub is a party with respect to the voting of any equity interests of Pubco or either Merger Sub.

(e) There is no Indebtedness of Pubco or either Merger Sub as of the Closing Date (prior to giving effect to the Transactions).

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(f) Since the date of formation its formation, and except as contemplated by this Agreement, none of Pubco nor either of the Merger Subs has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any of its equity interests, and none of Pubco’s or either Merger Sub’s respective board of directors (or equivalent governing body or Person) has authorized any of the foregoing.

4.6 Merger Shares. Upon the issuance and delivery of all Merger Shares to be issued and delivered in accordance with Article I, (i) such Merger Shares shall be duly authorized and validly issued and fully paid, free and clear of all Liens, and (ii) each holder thereof shall have good and valid title thereto, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the provisions of this Agreement and any Liens incurred by the holder thereof. The issuance and sale of such Merger Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7 Activities of Pubco and the Merger Subs. Since their formation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement and have no assets or Liabilities except those incurred in connection with this Agreement (including the Company Disclosure Schedules) and the Ancillary Documents to which they are a party and the Transactions, and, other than their respective Organizational Documents, this Agreement, the Ancillary Documents to which they are a party and the other agreements contemplated by this Agreement, including the SWB Agreements, as applicable, and the ELOC Agreement, Pubco and the Merger Subs are not party to or bound by any Contract.

4.8 Investment Company Act; JOBS Act. Neither Pubco nor either Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Pubco constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.9 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Pubco or either Merger Sub.

4.10 Information Supplied. None of the information supplied or to be supplied by Pubco or either Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or either Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor either Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of any Party other than Pubco or the Merger Subs.

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4.11 Independent Investigation. Each of Pubco and the Merger Subs has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and SPAC for such purpose. Each of Pubco and the Merger Subs acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco or either Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or SPAC for the Registration Statement; and (b) none of the Company, SPAC or their respective Representatives have made any representation or warranty as to the Target Companies, SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) or in any certificate delivered to Pubco or either Merger Sub pursuant hereto.

4.12 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV, Pubco and the Merger Subs hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco and the Merger Subs, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the SPAC, the Company or any of their respective Representatives by, or on behalf of, Pubco or a Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of Pubco or either Merger Sub nor any other Person on behalf of Pubco or either Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, the Company or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Pubco or either Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, the Company or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the Signing Date (the “Company Disclosure Schedules”), each Section of which qualifies the correspondingly numbered representation or warranty if specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to SPAC, as of the Signing Date and as of the Closing (unless otherwise set forth below with respect to the representations and warranties which are given only as of a specific date), as follows:

5.1 Incorporation and Standing. The Company is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has provided to SPAC accurate and complete copies of the Organizational Documents of the Company, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect. Each other Target Company, if any, is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has provided to SPAC accurate and complete copies of the Organizational Documents of each Target Company, if any, each as amended to date and as currently in effect

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5.2 Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions, (a) have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents, the Laws of the Cayman Islands and any other applicable Law, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Capitalization.

(a) As of the Signing Date, the issued and outstanding membership interests or other equity interests of the Company consists of 2,500 Company Class V Units and no Company Class A Units, and there are no other issued or outstanding equity interests of the Company. The legal (registered) and beneficial owners of all of the issued and outstanding Company Units and other equity interests of the Company as of the Signing Date are set forth on Schedule 5.3(a), all of which Company Units and other equity interests are owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents and applicable securities Laws. All of the outstanding Company Units and other equity interests of the Company have been duly authorized, are fully paid and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the Cayman Islands, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any Company Units or other equity interests in treasury.

(b) Except as set forth on Schedule 5.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which any Target Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of any Target Company, whether or not outstanding. There are no outstanding or authorized, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of any Target Company’s equity interests. Except as set forth in the relevant Target Company’s Organizational Documents, there are no outstanding contractual obligations of any Target Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has any Target Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of each Target Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions, no equity interests of any Target Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of any Target Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c) Except as disclosed in the Company Financials or as set forth on Schedule 5.3(c), since January 1, 2025, no Target Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of such Target Company, and no board of directors of any Target Company has authorized any of the foregoing.

5.4 Subsidiaries. Prior to giving effect to the closing of the transactions contemplated by the SWB Agreements, the Company does not have any Subsidiaries. The Parties acknowledge that the Company may form one or more new subsidiaries to acquire all or any portion of the Contributed Assets under the Contribution Agreements or the BVI Banking License under the BVI Banking License Purchase Agreement. After giving effect to the SWB Agreements, the Company will directly or indirectly own 100% of each of its Subsidiaries that it forms to acquire such Contributed Assets and/or the BVI Banking License.

5.5 Governmental Approvals. No Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with the Applicable Stock Exchange or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

5.6 Non-Contravention. The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is, or is required to be a party, and the consummation by any Target Company of the Transactions and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) contravene, conflict with or violate any provision of any Target Company Organizational Document, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, contravene, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) contravene, violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract of a Target Company, except in cases of clauses (b) and (c), as has not had and would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company.

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5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means, when delivered in accordance with the requirements of Section 6.4(a), (A) the audited consolidated balance sheet of the Target Companies as of December 31, 2025, and the related consolidated audited income statement, changes in shareholder equity and statement of cash flows from the date of formation of the Company (and its Subsidiaries, if applicable) through the end of the fiscal year then ended, and the related notes thereto, audited by a PCAOB qualified auditor in accordance with PCAOB auditing standards (the “Audited Company Financials”) and (B) the unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2025 (the “Balance Sheet Date”), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows from the date of formation of the Company (and its Subsidiaries, if applicable) through the end of the fiscal quarter then ended (the “Interim Company Financials”). True and correct copies of the Audited Company Financials and the Interim Company Financials will be delivered to SPAC in accordance with the requirements of Section 6.4(a). The Company Financials (i) will be prepared from, and will be in accordance in all material respects with, the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) will be prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that (A) the Interim Company Financials may exclude the footnote disclosures and other presentation items required for GAAP and (B) the Interim Company Financials will exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (v) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since the Balance Sheet Date, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) As of the Signing Date, the Target Companies do not have any Indebtedness except as set forth on Schedule 5.7(c). As of the Closing Date, the Target Companies do not have any Indebtedness except as set forth on Schedule 5.7(c), as contemplated by the SWB Agreements, including any Additional Contribution Agreements entered into in compliance with Section 6.18(a), or as incurred in compliance with Section 6.2. Other than as set forth on Schedule 5.7(c), as contemplated by the SWB Agreements, including any Additional Contribution Agreements entered into in compliance with Section 6.18(a), or as incurred in compliance with Section 6.2, no Indebtedness of the Target Companies contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Target Companies or (iii) the ability of the Target Companies to grant any Lien on, or make any dividend or distribution of, its properties or assets.

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(d) Except as set forth on Schedule 5.7(d), no Target Company is subject to any Liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP, including any off-balance sheet obligations or any “variable interest entities” (within the meaning of Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Target Companies as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8 or for the SWB Agreements and other actions expressly contemplated by this Agreement, each Target Company, since the Balance Sheet Date through the Signing Date: (a) has conducted its business only in the ordinary course of business consistent with past practice and (b) has not been subject to a Material Adverse Effect.

5.9 Compliance with Laws; Company Permits. Except as set forth on Schedule 5.9, no Target Company is, or in the past two (2) years has been, in conflict or non-compliance with, or in default or violation of, any applicable Laws, except as has not resulted in and would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company, nor has any Target Company received in the past two (2) years any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or violation of, any applicable Laws by which it is bound.

5.10 Company Permits. Each Target Company, holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to SPAC true, correct and complete copies of all material Company Permits. Except as would not reasonably be expected to be material to the Target Companies taken as a whole, all of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and since the Balance Sheet Date, no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit, except in each case as would not reasonably be expected to have a Material Adverse Effect on the Company.

5.11 Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened, against any Target Company (and no such Action has been brought or, to the Knowledge of the Company, threatened in the past two (2) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past two (2) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, managers, officers or equity holders in their capacity as such, its business, equity securities or assets. In the past five (5) years, none of the current or former officers, managers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth, as of the Signing Date, a true, correct and complete list of, and the Company has made available to SPAC true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i) is an SWB Agreement;

(ii) contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, other than in respect of customary non-disclosure agreements entered into by any Target Company in the ordinary course of business or (B) to purchase or acquire an interest in any other Person;

(iii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000, other than those incurred in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(viii) is between any (A) Target Company and (B) any directors, managers, officers or employees of a Target Company (other than at-will employment, assignment of Intellectual Property or confidentiality arrangements entered into in the ordinary course of business) or any other Related Person, including all non-competition, severance and indemnification agreements;

(ix) obligates any Target Company to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture); or

(x) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

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(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), in each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole; (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

(c) Notwithstanding anything to the contrary contained in this Agreement other than the representations and warranties with respect to the SWB Agreements contained in this Section 5.12, the Company makes no representations or warranties under this Agreement with respect to the SWB Agreements or any of the Contributed Assets or the BVI Banking License, and hereby disclaims all such representations and warranties (including any of the representations and warranties set forth in Section 5.3, 5.4, 5.10, and 5.14 with respect to the foregoing).

5.13 Employees and Benefit Plans. As of the Signing Date and through the consummation of the Company Transactions, the Target Companies do not have any employees nor have any Benefit Plans.

5.14 Properties; Title to Assets. As of the Signing Date and through the consummation of the Company Transactions, the Target Companies do not own, license or otherwise use (i) any material Intellectual Property rights other than the Trademark application that the Company has filed with the U.S. Patent and Trademark Office for the “Soul World Bank” name and the rights to the “Soul World Bank” name that the Company has reserved in the British Virgin Islands, (ii) any material interests in real property and (iii) any material Personal Property. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets which are material to its business as currently operated, and with respect to assets owned by any applicable Target Company, free and clear of all Liens other than (i) Permitted Liens, (ii) the rights of lessors under leasehold interests, and (iii) Liens set forth on Schedule 5.14.

5.15 Taxes and Returns. Each Target Company has timely filed, or cause to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Within the past two (2) years, no claim has been made against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established). There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens. Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside of the ordinary course of business. No Target Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4. No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) as a transferee or successor or (ii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date. No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

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5.16 Transactions with Related Persons. Except as set forth on Schedule 5.16, no Target Company nor any officer, manager or director of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any material transaction with a Target Company, including any material Contract (a) providing for the furnishing of material services by (other than as officers, managers, directors or employees of the Target Company), (b) providing for the rental of material real property or Personal Property from or (c) otherwise requiring material payments to (other than for services or expenses as directors, managers, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company), in each case, other than any Ancillary Document. Except as set forth on Schedule 5.16, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any material Contract or other arrangement or commitment with any Related Person, and no Related Person owns any material real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Except as set forth on Schedule 5.16, or as contemplated by or provided for in any Ancillary Document, the assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

5.17 Insurance. Schedule 5.17 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, managers, officers and employees, copies of which have been provided to SPAC. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, each such insurance policy is legal, valid, binding, enforceable and in full force and effect. No Target Company has any self-insurance or co-insurance programs. In the past two (2) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

5.18 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

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5.19 Certain Business Practices.

(a) None of the Target Companies nor any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of any Target Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of each Target Company, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder such Target Company or assist it in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving any Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company nor any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of any Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country; or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

5.20 Finders and Brokers. Except as set forth in Schedule 5.20, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

5.21 Information Supplied. None of the information supplied or to be supplied by the any Target Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by any Target Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

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5.22 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC, Pubco and the Merger Subs and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC, Pubco and the Merger Subs for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of SPAC, Pubco and the Merger Subs set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC, Pubco or the Merger Subs for the Registration Statement; and (b) none of SPAC, Pubco, the Merger Subs or their respective Representatives have made any representation or warranty as to SPAC, Pubco or the Merger Subs or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

5.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedules) or as set forth in an Ancillary Document, the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to any Target Company, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Pubco, SPAC or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Article V (as modified by the Company Disclosure Schedules) or as set forth in an Ancillary Document, none of the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Pubco, SPAC or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Target Companies (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Pubco, SPAC or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI
COVENANTS

6.1 Access and Information.

(a) During the period from the Signing Date and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.13, each Company Entity shall give, and shall cause their respective Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information, of or pertaining to the Company Entities as SPAC or its Representatives may reasonably request regarding the Company Entities and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of the Representatives of any Company Entity to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company Entities. SPAC hereby agrees that, during the Interim Period, it shall not contact any employee (other than executive officers) or other material business relation of any Company Entity regarding any Company Entity, its business or the Transactions and the Ancillary Documents without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Company Entities shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege or (iv) which primarily relates to the negotiations of this Agreement or the Transactions.

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(b) During the Interim Period, subject to Section 6.13, SPAC shall give, and shall cause its Representatives to give, the Company Entities and their respective Representatives, at reasonable times during normal business hours and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other information, of or pertaining to SPAC or its Subsidiaries, as the Company Entities or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, operations, management, employees and other aspects and cause each of SPAC’s Representatives to reasonably cooperate with the Company Entities and their respective Representatives in their investigation; provided, however, that the Company Entities and their Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries. Notwithstanding the foregoing, SPAC shall not be required to provide access to any information (i) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (ii) the disclosure of which would violate any Law, (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege or (iv) which primarily relates to the negotiations of this Agreement or the Transactions.

6.2 Conduct of Business of the Company Entities.

(a) Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement (including in connection with any Transaction Financing or Additional Contribution Agreements entered into during the Interim Period in accordance with Section 6.18) or any Ancillary Document, the terms of any SWB Agreement (including the entrance into any ancillary agreement expressly contemplated by the terms of such SWB Agreement) or other Company Material Contract in existence as of the date of this Agreement and set forth on Schedule 5.12 or as set forth on Schedule 8.2, or as required by applicable Law, the Company Entities shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts necessary or appropriate to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to the Company Entities and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that no action by any Company Entity with respect to matters specifically prohibited or restricted by any provision of Section 6.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 6.2(b).

(b) Without limiting the generality of Section 6.2(a) and except as expressly contemplated by this Agreement (including in connection with any Transaction Financing or Additional Contribution Agreements entered into during the Interim Period in accordance with Section 6.18) or any Ancillary Document, the terms of any SWB Agreement (including the entrance into any ancillary agreement expressly contemplated by the terms of such SWB Agreement) or other Company Material Contract in existence as of the date of this Agreement and set forth on Schedule 5.12 or as set forth on Schedule 8.2, or as required by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company Entities shall, and each shall cause their respective Subsidiaries to not:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents;

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(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) (A) incur, create, prepay, assume or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 in the aggregate, (B) make a loan or advance to or investment in any third party, except for an advancement of expenses to employees in the ordinary course of business, or (C) guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $250,000 in the aggregate, in each case, except for hedging or over-the-counter derivatives transactions in the ordinary course of business;

(v) except as required by applicable Law, (A) make or rescind any material election relating to Taxes, (B) settle any material Action relating to Taxes, (C) other than in the ordinary course, file any material amended Tax Return or claim for a material refund, or (D) make any material change in its accounting or Tax policies or procedures, except as required by applicable Law or in compliance with GAAP;

(vi) terminate, or waive or assign any material right under any Company Material Contract or enter into any or enter into any Contract that would be a Company Material Contract;

(vii) establish any Subsidiary that is not directly or indirectly wholly-owned or enter into any new line of business;

(viii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

(ix) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions but excluding any Action between two or more Parties as required to enforce this Agreement or any Party’s rights or obligations hereunder), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials or the consolidated financial statements of Pubco, as applicable;

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(x) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in each case, except for transactions in the ordinary course of business;

(xi) make any capital expenditures in excess of $500,000 in the aggregate;

(xii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or complete any such plan or the transactions set forth therein;

(xiii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 in the aggregate, other than pursuant to the terms of a Contract in existence as of the Signing Date or entered into in the ordinary course of business or in accordance with the terms of this Section 6.2 during the Interim Period;

(xiv) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, or suffer or incur any Lien on any their respective assets in excess of $250,000 in the aggregate;

(xv) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of any Company Entity;

(xvi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority required to be obtained in connection with this Agreement;

(xvii) enter into, amend, waive or terminate (other than termination in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xviii) authorize or agree to do any of the foregoing actions.

6.3 Conduct of Business of SPAC.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or as set forth on Schedule 8.3, or as required by applicable Law, SPAC shall, and shall cause its Subsidiaries to, use commercially reasonable efforts necessary or appropriate to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its Subsidiaries and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that no action by SPAC with respect to matters specifically prohibited or restricted by any provision of Section 6.3(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Section 6.3(b).

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(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any Transaction Financing) or any Ancillary Document or as set forth on Schedule 8.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any amended Tax Return or claim for material refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC or SPAC’s ability to consummate the Transactions;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

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(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions but excluding any Action between two or more Parties as required to enforce this Agreement or any Party’s rights or obligations hereunder), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $200,000 in the aggregate;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or complete any such plan or the transactions set forth therein (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $200,000 in the aggregate other than pursuant to the terms of a Contract in existence as of the Signing Date or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 Annual and Interim Financial Statements.

(a) The Company shall use its commercially reasonable efforts to deliver to SPAC, (i) as promptly as practicable after the Signing Date and on or prior to sixty (60) days after the Signing Date, the Interim Company Financials and, (ii) as promptly as practicable after the Signing Date and on or prior to March 31, 2026, the Audited Financials.

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(b) The Company and Pubco shall use their commercially reasonable efforts to deliver to SPAC, (i) as promptly as practicable after the Signing Date and on or prior to sixty (60) days after the Signing Date, the unaudited consolidated financial statements of Pubco and its Subsidiaries, including the Merger Subs, consisting of the consolidated balance sheet of Pubco and its Subsidiaries, including the Merger Subs, as of September 30, 2025, and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows from the date of formation of Pubco (and its Subsidiaries, including the Merger Subs, if applicable) through the end of the fiscal quarter then ended and, (ii) as promptly as practicable after the Signing Date and on or prior to March 31, 2026, the audited consolidated balance sheet of Pubco and its Subsidiaries, including the Merger Subs, as of December 31, 2025, and the related consolidated audited income statement, changes in shareholder equity and statement of cash flows from the date of formation of Pubco (and its Subsidiaries, including the Merger Subs) through the end of the fiscal year then ended, and the related notes thereto, audited by a PCAOB qualified auditor in accordance with PCAOB auditing standards.

(c) During the Interim Period, beginning with the fiscal quarter ended March 31, 2026, if applicable, and for each fiscal quarter ending on March 31, June 30 or September 30 thereafter (for the avoidance of doubt, excluding a fiscal year-end on December 31), (i) the Company shall use its commercially reasonable efforts to deliver to SPAC, as soon as reasonably practicable after the end of such fiscal quarter and on or prior to sixty (60) days after the end of such fiscal quarter, an unaudited quarterly consolidated income statement and consolidated balance sheet of the Target Companies for the applicable quarterly period then ended, and (ii) the Company and Pubco shall use their commercially reasonable efforts to deliver to SPAC, as soon as reasonably practicable after the end of such fiscal quarter and on or prior to sixty (60) days after the end of such fiscal quarter, an unaudited quarterly consolidated income statement and consolidated balance sheet of Pubco and its Subsidiaries, including the Merger Subs, for the applicable quarterly period then ended.

(d) During the Interim Period, beginning with the fiscal year ended December 31, 2026, if applicable, and for each fiscal year ending on December 31 thereafter, (i) the Company shall use its commercially reasonable efforts to deliver to SPAC as soon as reasonably practicable after the end of such fiscal year and on or prior to ninety (90) days after the end of such fiscal year, the audited consolidated financial statements of the Target Companies, consisting of the consolidated audited balance sheet of the Target Companies, as of the end of such fiscal year (and prior fiscal year), and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended (and prior two fiscal years or such shorter period as the Company (and its Subsidiaries, if applicable) has been in existence), and (ii) the Company and Pubco shall use their commercially reasonable efforts to deliver to SPAC as soon as reasonably practicable after the end of such fiscal year and on or prior to ninety (90) days after the end of such fiscal year, the audited consolidated financial statements of Pubco and is Subsidiaries, including the Merger Subs, consisting of the consolidated audited balance sheet of the Pubco and its Subsidiaries, including the Merger Subs, as of the end of such fiscal year (and prior fiscal year), and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended (and prior two fiscal years or such shorter period as Pubco (and its Subsidiaries, including the Merger Subs) has been in existence). Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Company or Pubco, as applicable, as of the dates and for the periods indicated, in accordance with GAAP. During the Interim Period, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

6.5 SPAC Public Filings. During the Interim Period, SPAC will keep current with its reporting obligations pursuant to the Securities Act and the Exchange Act and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts to maintain the listing of the SPAC Public Units, SPAC Class A Ordinary Shares and the SPAC Rights on NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on the Applicable Stock Exchange only the Pubco Class A Ordinary Shares.

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6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company Entities and their respective Affiliates, a transaction (other than the Transactions) concerning the sale of (x) all or substantially all of the business or assets of the Target Companies, taken as a whole (other than in the ordinary course of business consistent with past practice), or (y) a majority of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise (in each case, excluding pursuant to the SWB Agreements) and (B) with respect to SPAC and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination for SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company, Pubco and SPAC, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable of the receipt by such Party or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that would reasonably be expected to result in an Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company Entities each acknowledge and agree that each of them is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company Entities each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC, communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any written notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is required in connection with the Transactions or (ii) any material non-compliance with any Law by such Party or its Affiliates; (b) receives any material written notice or other written communication from any Governmental Authority in connection with the Transactions; (c) becomes aware of the commencement or threat, in writing, of any material Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party with respect to the consummation of the Transactions; or (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in ARTICLE VII not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the Signing Date, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for one or more Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of this Agreement, or the consummation of the Transactions, by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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6.11 The Registration Statement.

(a) As promptly as practicable after the Signing Date, SPAC and Pubco shall jointly prepare, and Pubco shall file with the SEC (at the sole cost and expense of SPAC with respect to any applicable SEC filing fees and/or registration fees, subject to Section 8.3) a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares to be issued under this Agreement to the holders of SPAC Securities and Company Securities immediately prior to the Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies or votes from SPAC shareholders for the matters to be acted upon at the SPAC Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with SPAC’s Organizational Documents and the IPO Prospectus to have their SPAC Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at an extraordinary general meeting of SPAC shareholders to be called and held for such purpose (the “SPAC Shareholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of the Merger Shares and any securities in any Transaction Financing), by the holders of SPAC Ordinary Shares in accordance with SPAC’s Organizational Documents, Cayman Islands Law and the rules and regulations of the SEC and NYSE, (B) the Mergers and the entry by SPAC into the SPAC Plan of Merger, (C) as a to the extent required by the Federal Securities Laws or the Laws of the Cayman Islands the adoption of the Amended Pubco Organizational Documents, (D) the adoption and approval of a new equity incentive plan for Pubco (the “Pubco Equity Plan”), which Pubco Equity Plan will (I) be in form and substance reasonably acceptable to the Company, Pubco and SPAC, (II) provide that the total awards under the Pubco Equity Plan will be a number of Pubco Class A Ordinary Shares equal to fifteen percent (15%) (or such other percentage as agreed to by SPAC and the Company prior to the effectiveness of the Registration Statement) of the Pubco Fully-Diluted Shares immediately after the Closing, (III) contain an annual “evergreen” provision to increase to the size of the award pool under the Pubco Equity Plan on the first day of each calendar year by an amount equal to five percent (5%) (or such other percentage as agreed to by SPAC and the Company prior to the effectiveness of the Registration Statement) of the Pubco Fully-Diluted Shares on such day, (E) the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 6.14 hereof, (F) such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (F), collectively, the “SPAC Shareholder Approval Matters”, and (G) the adjournment of the SPAC Shareholder Meeting, if necessary or desirable in the reasonable determination of SPAC.

(b) SPAC, acting through the SPAC Board, shall (i) make the SPAC Recommendation and include the SPAC Recommendation in the Proxy Statement, (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the SPAC Shareholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the SPAC Shareholder Approval Matters. Subject to Section 6.11(h), the SPAC Board shall not change, withdraw, withhold, fail to make, qualify or modify, or publicly propose to change, withdraw, withhold, fail to make, qualify or modify, the SPAC Recommendation, and the SPAC Board Special Committee shall not recommend or publicly propose to recommend to the Board to do any of the foregoing (any of the foregoing, a “Modification in Recommendation”). Without the prior written consent of the Company, SPAC shall not be entitled to postpone or adjourn the SPAC Shareholder Meeting except: (i) to the extent required by applicable Law; (ii) to ensure that any supplement or amendment to the Proxy Statement that SPAC has determined in good faith is required by applicable Law is disclosed to SPAC shareholders with sufficient time prior to the SPAC Shareholder Meeting for SPAC shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Shareholder Meeting is scheduled (as set forth in the Proxy Statement or its supplement), there are insufficient SPAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Shareholder Meeting; or (iv) in order to solicit additional proxies from SPAC shareholders required to obtain the Required SPAC Shareholder Approval; provided, that, in the event of a postponement or adjournment, the SPAC Shareholder Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved and SPAC may make one or more successive postponements or adjournments of the SPAC Shareholder Meeting in accordance with the terms of this Agreement; provided, further that, such postponement or adjournment cannot extend more than five (5) Business Days in the aggregate without the Company’s prior written consent.

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(c) In connection with the Registration Statement, SPAC and Pubco will file with the SEC financial and other information about the Transactions in accordance with applicable Law, SPAC’s Organizational Documents, Pubco’s Organizational Documents, the Laws of the Cayman Islands and the rules and regulations of the SEC and NYSE. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto, and will obtain the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed), in any case, prior to filing the same with the SEC. The Company Entities shall provide SPAC with such reasonable information concerning the Company Entities and their respective Subsidiaries and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto.

(d) SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption. Each of SPAC, Pubco and the Company shall, and shall cause their respective Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the other Parties and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such Party has become aware that such information has become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and Pubco shall amend or supplement the Registration Statement and Pubco shall (at the sole cost and expense of SPAC) file the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents; provided, that neither SPAC nor Pubco shall amend or supplement the Registration Statement without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

(e) SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the SPAC Shareholder Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments and shall consider any such comments in good faith and shall use commercially reasonable efforts to accept all reasonable additions, deletions or changes suggested by the other Parties and their counsel in connection therewith.

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC and Pubco shall distribute the Registration Statement to SPAC’s shareholders and, SPAC shall call the SPAC Shareholder Meeting in accordance with the Cayman Companies Act for a date as promptly as practicable, but in no event later than thirty (30) days, after the date that the Registration Statement shall have become effective.

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(g) SPAC and Pubco shall comply with all applicable Laws, any applicable rules and regulations of NYSE, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholder Meeting and the Closing Redemption.

(h) Notwithstanding anything to the contrary contained in this Agreement, the SPAC Board may, at any time prior to, but not after, obtaining the Required Shareholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the written advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under the Cayman Companies Act and other applicable Law; provided that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least ten (10) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail (including the facts and circumstances providing the basis for the determination by the SPAC Board to effect such Intervening Event Change in Recommendation), (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the SPAC Board in compliance with its fiduciary duties under the Cayman Companies Act and other applicable Law to proceed with the SPAC Recommendation and not make such Intervening Event Change in Recommendation, (C) the SPAC and its Representatives shall have provided to the Company and its Representatives all applicable information with respect to such Intervening Event reasonably requested by the Company to permit the Company to propose revisions to the terms of this Agreement and (D) if the Company requested negotiations in accordance with the foregoing sub-clause (B), the SPAC Board may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the ten (10) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable Parties), continues to determine in good faith, based on the written advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC’s shareholders under the Cayman Companies Act and other applicable Law. An “Intervening Event” shall mean any event that (i) is material and adverse to the business, assets, Liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii) was not known and was not reasonably foreseeable to the SPAC Board as of the Signing Date (or the consequences or magnitude of which were not reasonably foreseeable to the SPAC Board as of the Signing Date), which becomes known to the SPAC Board after the Signing Date and prior to the SPAC Shareholder Meeting, and (iii) does not relate to and excludes, whether alone or in combination, (A) any Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (B) the Transactions and/or this Agreement or any Ancillary Document (or any actions taken pursuant to this Agreement or any Ancillary Document, including obtaining all Consents required to be obtained from any Governmental Authority or any other Person), (C) any change in the price or trading volume of SPAC Class A Ordinary Shares, (D) any Action filed or threatened against SPAC or any member of the SPAC Board arising out of or related to the Transactions by any Person and (E) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Material Adverse Effect with respect to the Company has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (iii), (iv), (vi) or (vii) of the definition thereof. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the SPAC’s shareholders to consider any revised recommendation.

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6.12 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance. Nothing contained in this Section 6.12 shall prevent SPAC, Pubco or the Company from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 6.12.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), SPAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with a draft of which provided to the Company for review, comment and approval no later than two (2) Business Days after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which SPAC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions.

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6.13 Confidential Information.

(a) The Company Entities agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company Entities or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 6.13(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company Entities shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company Entities and their respective Representatives shall be entitled to (i) disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws, and (ii) keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) SPAC hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at SPAC’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

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(c) For the avoidance of doubt, the obligations set forth in this Section 6.13 are in addition to and shall not supersede any continuing obligations with respect to any SPAC Confidential Information or Company Confidential Information under any existing confidentiality agreements.

6.14 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of the number of directors as determined by the Company prior to the effectiveness of the Registration Statement, all of which directors shall be designated by the Company prior to the Closing. To the extent required by the Applicable Stock Exchange, a majority of the directors on the Post-Closing Pubco Board will be independent under the rules of the Applicable Stock Exchange; provided, that the Parties acknowledge that it is intended that Pubco will be a “controlled company” for purposes of the Applicable Stock Exchange and shall be permitted to the exceptions for a “controlled company” under the Applicable Stock Exchange rules. In addition, in accordance with the Amended Pubco Organizational Documents, the non-independent directors will have special approval rights over certain actions to be taken by or on behalf of Pubco or its Subsidiaries after the Closing. At or prior to the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such members of the Post-Closing Pubco Board.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

6.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors, managers and officers of each Company Entity and SPAC and each Person who served as a director, manager, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the applicable Party (the “D&O Indemnified Persons”) as provided in such Party’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and such Party, in each case as in effect on the Signing Date, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of each Company Entity and SPAC to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Signing Date in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 6.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the D&O Indemnified Persons, prior to the Effective Time SPAC shall obtain and fully pay the premium for a “tail” insurance policy (at SPAC’s sole cost) that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”). Pubco and SPAC shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and SPAC shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance. The D&O Indemnified Persons are intended third party beneficiaries of this Agreement for purposes of this Section 6.15 and shall have the right to enforce this Section 6.15 as though a party to this Agreement.

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6.16 Use of Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, any remaining funds left in SPAC’s operating account or other bank or brokerage accounts, and any proceeds received by SPAC or Pubco from any Transaction Financing shall be used as follows: (i) payment of Transaction Expenses of the Parties, (ii) payment of any other Liabilities owed by SPAC as of the Closing, including any premiums for the D&O Tail Insurance, any unpaid administrative expenses and any working capital loans owed to the Sponsor (or any officer or director of SPAC) as of the Closing and (iii) in the event that, after the payment of the amounts set forth in clauses (i) and (ii) set forth above, there is cash remaining, the remaining cash will be maintained by Pubco or the Company to be used for working capital and general corporate purposes of Pubco and the Company.

6.17 Redemptions; Transaction Financing.

(a) Upon satisfaction or waiver of the conditions set forth in ARTICLE VII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to, (x) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the Closing Redemption and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account in accordance with Section 6.16.

(b) Without limiting anything to the contrary contained in this Agreement, during the Interim Period, SPAC, the Company and Pubco shall use their commercially reasonable efforts to seek and enter into financing agreements (“PIPE Financing Agreements” and together with the ELOC Financing Agreements, the “Financing Agreements”) for an aggregate of at least One Hundred Million U.S. Dollars ($100,000,000) in proceeds on such terms, conditions and structuring, and using such strategy, placement agents and approach, as the Company shall reasonably determine in good faith (provided, if that such PIPE Financing Agreement is with a Related Person, the Company and its Subsidiaries shall not enter into such PIPE Financing Agreement without the prior written consent of SPAC, not to be unreasonably withheld, delayed or conditioned) (collectively, the “PIPE Financing” and together with the ELOC Financing, the “Transaction Financing”). For the avoidance of doubt, no Party is guaranteeing or covenanting that it will actually deliver any PIPE Financing Agreements and it will not be a condition to the Closing of the Transactions that any of the Parties enter into any PIPE Financing Agreements or consummate any PIPE Financing. The PIPE Financing may be structured as common equity, convertible preferred equity, convertible debt, non-redemption or backstop arrangements with respect to the Trust Account and/or other sources of cash proceeds to be received at or prior to the Closing, in each case, whether such investment is into SPAC, the Company or Pubco. SPAC, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Transaction Financing. To the extent that any PIPE Transaction Financing is to be made into the Company prior to the Closing, the Parties will amend this Agreement to increase the Merger Consideration to appropriately account for such PIPE Transaction Financing.

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(c) Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company, Pubco and SPAC, and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or SPAC, during the Interim Period SPAC, the Company and Pubco shall not (i) reduce the committed investment amount to be received by SPAC, Pubco or the Company under any Financing Agreement or reduce or impair the rights of SPAC, the Company or Pubco under any Financing Agreement in any material respect or (ii) permit any amendment to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under any of the Financing Agreements in any material respect, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby. SPAC, Pubco and the Company shall use their reasonable best efforts to consummate the PIPE Financing in accordance with the PIPE Financing Agreements.

6.18 Contribution Agreements.

(a) Notwithstanding anything to the contrary in this Agreement, during the Interim Period, the Company may enter into additional contribution agreements or management agreements (each, an “Additional Contribution Agreement”) with additional parties (for additional assets to be contributed to the Company (or a Subsidiary of the Company) immediately prior to the Closing in exchange for Company Class A Units, such Additional Contribution Agreements to be for such properties and assets and on such terms and conditions as the Company shall reasonably determine in good faith, and the Company may also enter into additional asset management agreements in connection therewith on such terms and conditions as the Company shall reasonably determine in good faith; provided, that (i) the Company and its Subsidiaries shall not enter into any such Additional Contribution Agreement without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned, except that from and after the date that is five (5) days prior to the first non-confidential filing of the Registration Statement with the SEC, SPAC may withhold its consent at its sole discretion), (ii) without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), the types of additional assets to be contributed or additional management agreements to be entered into relate to businesses or activities that are substantially similar to the SWB Agreements existing as of the Signing Date; (iii) SPAC receives an updated Fairness Opinion with respect to all such Additional Contribution Agreements; and (iv) a Lock-Up Agreement is executed by any such additional parties who will receive any Merger Consideration providing for a lock-up period of at least twelve (12) months after the Closing. SPAC and the Company will mutually agree reasonably and in good faith on the Company Additional Contribution Amount with respect to each Additional Contribution Agreement based on the terms of such Additional Contribution Agreement at or prior to the execution of such Additional Contribution Agreement by the Company. For purposes of this Agreement any additional parties under the Additional Contribution Agreements will be considered Contribution Investors and the contributed property thereunder will be considered Contributed Assets (including for purposes of the Merger Consideration), and any references in this Agreement to (A) the Contribution Agreements will include the Additional Contribution Agreements, (B) the Contribution Investor Lock-Up Agreements will include the lock-up agreements executed by such additional investors in connection with such Additional Contribution Agreements and (C) the Asset Management Agreements will include any asset management agreements executed by such additional investors in connection with such Additional Contribution Agreements.

(b) Except to the extent permitted pursuant to the terms of the SWB Agreements or otherwise approved in writing by the Company, Pubco and SPAC, during the Interim Period the Company shall not (i) reduce the Contributed Assets to be received by the Company under any Contribution Agreement or reduce or impair the rights of the Company under any SWB Agreement in any material respect or (ii) permit any amendment to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under any of the SWB Agreements in any material respect. The Parties shall use their commercially reasonable efforts during the Interim Period to consummate the closings under the Contribution Agreements and the BVI Banking License Purchase Agreement in accordance with the terms thereof.

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6.19 Stock Exchange Listing. SPAC, Pubco and the Company shall use their respective reasonable best efforts to cause, as promptly as practicable after the Signing Date, but in no event later than the Closing Date: (a) Pubco’s initial listing application with the NYSE (or, at the sole election of the Company made at any time prior to the SPAC Shareholder Meeting, the Nasdaq Global Market or the Nasdaq Capital Market) (the “Applicable Stock Exchange”) in connection with the Transactions to have been approved; (b) Pubco to satisfy all applicable initial and continuing listing requirements of the Applicable Stock Exchange (provided, that SPAC, Pubco and the Company shall use their reasonable best efforts to and take all reasonable actions necessary to ensure that Pubco has a sufficient number of shareholders to meet the initial listing requirements of the Applicable Stock Exchange and any costs or expenses incurred to comply with this requirement of the Applicable Stock Exchange shall be a Transaction Expense of SPAC); and (c) the Pubco Class A Ordinary Shares to have been approved for listing on the Applicable Stock Exchange, subject to official notice of issuance.

ARTICLE VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the SPAC Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the Required SPAC Shareholder Approval.

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws set forth in Schedule 7.1(b) shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from any Governmental Authority in order to consummate the Transactions that are set forth in Schedule 7.1(c) shall have been obtained or made.

(d) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(e) No Action. There shall not be any pending Action brought by a third party that is not an Affiliate of the Parties to enjoin or otherwise prevent the consummation of the Closing.

(f) Amended Pubco Organizational Documents. At or prior to the Closing, Pubco shall have amended and restated the memorandum and articles of association of Pubco in the form of the Amended Pubco Organizational Documents.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(h) Stock Exchange Listing. The Pubco Class A Ordinary Shares shall have been approved for listing on the Applicable Stock Exchange, subject only to the official notice of issuance, and, as of immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of the Applicable Stock Exchange and Pubco shall not have received any notice of non-compliance therewith.

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(i) Closing of Contribution Agreements. The Company shall have consummated closings under Contribution Agreements that represent an aggregate amount of the Contributed Assets Value (as such term is defined in each applicable Contribution Agreement) and Mineral Rights Value (as such term is defined in each applicable Contribution Agreement) for all Contributed Assets under all Contribution Agreements so consummated (including Additional Contribution Agreements entered into by the Company during the Interim Period) (on a gross basis without netting out any Indebtedness assumed thereunder or any payments made in cash or debt in lieu of Company Units), less (ii) the amount of Indebtedness assumed or issued by the Target Companies, on a consolidated basis, in connection with such Contribution Agreements, less (iii) the amount of any cash or cash equivalents of the Target Companies paid or payable as consideration for any Contributed Assets under such Contribution Agreements so consummated, of at least $250 million.

7.2 Conditions to Obligations of the Company Entities . In addition to the conditions specified in Section 7.1, the obligations of the Company Entities to consummate the Transactions are subject to the satisfaction or written waiver (by the Company and Pubco) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date) and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the Signing Date which is continuing and uncured.

(d) Certain Ancillary Documents. The Sponsor Support Agreement and the Insider Letter Amendment shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Lock-Up Agreement. The Lock-Up Agreements with each Company Equityholder as of the Closing shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f) Appointment to the Board. The Post-Closing Board of Directors shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.14.

(g) Closing Deliveries. The Company and Pubco shall have received the deliveries required by Section 2.2(a).

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7.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 7.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company Entities set forth in this Agreement and in any certificate delivered by or on behalf of the Company Entities pursuant hereto shall be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date) and any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or Pubco.

(b) Agreements and Covenants. The Company Entities shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the Signing Date which is continuing and uncured.

(d) Lock-Up Agreement. The Lock-Up Agreements with each Company Equityholder as of the Closing shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) ELOC Agreement. The ELOC Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f) Closing Deliveries. SPAC shall have received the deliveries required by Section 2.2(b).

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC to the Company, or by the Company to SPAC, if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived on or prior to the nine (9) month anniversary of the Signing Date (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by SPAC to the Company, or by the Company to SPAC if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

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(d) by written notice by the Company to SPAC, if (i) there has been a breach by SPAC of any of SPAC’s representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (provided that for purposes of this Section 8.1(d), any reference to the Closing Date in, or any applicability of the Closing Date to, any such representations, covenants or agreements shall be deemed a reference to the Signing Date or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company Entities are in material uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach) from being satisfied;

(e) by written notice by SPAC to the Company, if (i) there has been a breach by the Company Entities of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (provided that for purposes of this Section 8.1(e), any reference to the Closing Date in, or any applicability of the Closing Date to, any such representations, covenants or agreements shall be deemed a reference to the Signing Date or, if later, the date of such breach (or if the breach is curable, the date by which such breach is required to be cured in the succeeding clause (ii)), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time SPAC is in material uncured breach of this Agreement; which would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach) from being satisfied;

(f) by written notice by the Company to SPAC if the SPAC Shareholder Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained; or

(g) by written notice by the Company to SPAC if the SPAC shall have made an Intervening Event Change in Recommendation in compliance with Section 6.11(h).

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.12, 6.13, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Section 8.3 and this Section 8.2 (but subject to Section 9.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7), the Parties’ sole right with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

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8.3 Fees and Expenses. Subject to Sections 8.2 and 9.1, unless otherwise provided for in this Agreement, all Transaction Expenses incurred by or on behalf of any Party in connection with this Agreement and the Transactions, including any Transaction Financing and the SWB Agreements, shall be borne and paid by SPAC as they are incurred and become due and payable. SPAC will promptly reimburse SWB and Pubco for any amounts paid by SWB or Pubco for Transaction Expenses.

ARTICLE IX
TRUST WAIVER

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company Entities understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Shareholders”) and that SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares (or Pubco Class A Ordinary Shares upon the SPAC Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to SPAC’s Organizational documents to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty-four (24) months after the IPO, subject to extension by amendment to the SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 for dissolution expenses, and (d) to SPAC after or concurrently with the consummation of a Business Combination, in each case, subject to the Trust Agreement. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company Entities hereby agrees on behalf of itself and its Subsidiaries that, notwithstanding anything to the contrary in this Agreement, none of the Company Entities nor any of their respective Subsidiaries do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom made to Public Shareholders (“Public Distributions”), nor shall any of them make any claim against the Trust Account (including any Public Distributions), in any case, in based upon, related to or in connection with this Agreement or the Transactions, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company Entities, on behalf of itself and its Subsidiaries, hereby irrevocably waives any Released Claims that any such Company Entity or any of its Subsidiaries may have against the Trust Account (including any Public Distributions) now or in the future and will not seek recourse against the Trust Account (including any Public Distributions) for any Released Claims. Notwithstanding anything herein to the contrary in this Section 9.1, but otherwise subject to the terms of this Agreement, (A) the Company Entities or any of their respective Subsidiaries may commence any Action upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds other than the Public Distributions); provided that such claim shall not permit such Company Entity or any of its Subsidiaries (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account or any amounts contained therein or Public Distributions, and (B) nothing in this Section 9.1 shall limit or prohibit the Company Entities or any of their respective Subsidiaries from pursuing a claim against SPAC for specific performance or other equitable relief. This Section 9.1 shall survive termination of this Agreement for any reason.

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ARTICLE X
MISCELLANEOUS

10.1 No Survival. All representations and warranties of the Parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents and instruments furnished pursuant to this Agreement on or after the Signing Date), shall terminate at, and not survive, the Closing and no claim (including any Fraud Claim) for indemnification or breach of contract may be made with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are contemplated to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):1

If to SPAC at or prior to the Closing, to: Soulpower Acquisition Corporation 250 West 55th Street, 17th Floor New York, NY 10019		with a copy (which will not constitute notice) to: Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas New York, NY 10036
Attn:	Frank Candio, Chairman of the Special	Attn: Ross Carmel
	Committee of the Board of Directors	Telephone No.: [***]
Telephone No.: [***]		Email: [***]
Email: [***]

If to the Company at or prior to the Closing, to: SWB LLC 224 W 35th St., Ste. 500 New York, NY 10001 Attn: Justin Lafazan Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Matthew A. Gray, Esq.
Telephone No.: [***]
Email: [***]

1 Note to Draft: Telephone numbers and email addresses to be redacted from publicly filed versions of the BCA.

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If to Pubco or either Merger Sub at or prior to the Closing, to: SWB Holdings 224 W 35th St., Ste. 500 New York, NY 10001 Attn: Justin Lafazan Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Matthew A. Gray, Esq.
Telephone No.: [***]
Email: [***]

If to Pubco, SPAC or the Company after the Closing, to: SWB Holdings 224 W 35th St., Ste. 500 New York, NY 10001 Attn: Justin Lafazan Telephone No.: [***] Email: [***]

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, U.S.A.
Attn: Matthew A. Gray, Esq.
Telephone No.: [***]
Email: [***]

10.3 Binding Effect; Assignment. Subject to Section 10.4, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including any right to pursue any claim for damages pursuant to this Agreement or the Transactions, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of Pubco, the Company and SPAC and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

10.4 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement with respect to such provisions, nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. For the avoidance of doubt, no shareholder of Pubco after the Closing (in his, her or its capacity as such) is a third-party beneficiary of this Agreement or shall have any rights hereunder.

10.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the state and federal courts located in New York County, New York (or in any appellate court therefrom) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.2. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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10.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6. Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

10.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, Pubco and the Company.

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10.10 Waiver. Each of SPAC, Pubco and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s (i) board of directors shall include any equivalent governing body or Person, (ii) directors shall include any member of such Person’s governing body and (iii) officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to SPAC, its Affiliates or any of their Representatives in-person or by email.

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10.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, manager, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.

10.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

ARTICLE XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, complaint, arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Effective Time. Notwithstanding the foregoing, for purposes of this Agreement, the Company and its Affiliates (including the Company Entities prior to the Closing) and the SPAC and its Affiliates (including the Sponsor) will not be deemed to be Affiliates of each other.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Lock-Up Agreements, the Amended Registration Rights Agreement, the Insider Letter Amendment, the Sponsor Support Agreement, the Amended Pubco Organizational Documents and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

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“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or the Cayman Islands are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York or the Cayman Islands are generally open for use by customers on such day.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman LLC Act” means the Limited Liability Companies Act (Revised) of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Additional Contribution Amount” means an amount equal to (i) the aggregate amount of the Contributed Assets Value (as such term is defined in each applicable Additional Contribution Agreement) and Mineral Rights Value (as such term is defined in each applicable Additional Contribution Agreement) for all Contributed Assets under all Additional Contribution Agreements entered into by the Company during the Interim Period that have been consummated as of the Closing (on a gross basis without netting out any Indebtedness assumed thereunder or any payments made in cash or debt in lieu of Company Units), less (ii) the amount of Indebtedness assumed or issued by the Target Companies, on a consolidated basis, in connection with such Additional Contribution Agreements, less (iii) the amount of any cash or cash equivalents of the Target Companies paid or are payable as consideration for any Contributed Assets under such Additional Contribution Agreements.

“Company Class A Units” means the Class A membership interest units of the Company, which have no voting rights except to the extent required by the Cayman Companies Act.

“Company Class V Units” means the Class V membership interest units of the Company, each of which is entitled to one (1) vote per membership interest unit.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company Entities, the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the Transactions, including confidential information of the counterparties to the SWB Agreements or other Company Material Contracts; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by any of the Company Entities or their respective Representatives to SPAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

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“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity interests of the Company.

“Company Equityholders” means the holders of Company Units. For the avoidance of doubt, Company Equityholders as of the Closing will include the holders of any Company Units issued pursuant to the SWB Agreements at or prior to such time.

“Company LLC Agreement” means the Limited Liability Agreement of the Company, as amended.

“Company Net Asset Amount” means an aggregate amount equal to (i) the Company Signing Net Asset Amount, plus (ii) the Company Additional Contribution Amount pursuant to any Additional Contribution Agreements entered into after the Signing Date in accordance with Section 6.18(a).

“Company Securities” means, collectively, the Company Units and the Company Convertible Securities.

“Company Signing Net Asset Amount” means an aggregate amount equal to (i) the aggregate amount of the Contributed Assets Value (as such term is defined in each applicable Contribution Agreement) and Mineral Rights Value (as such term is defined in each applicable Contribution Agreement) for all Contributed Assets under all Contribution Agreements that were in effect as of the Signing Date that have been consummated as of the Closing (on a gross basis without netting out any Indebtedness assumed thereunder or any payments made in cash or debt in lieu of Company Units), plus (ii) the amount paid by the Company or its Subsidiary (whether in cash, equity or issuance or assumption of debt) as of the Closing for the BVI Banking License in accordance with the terms of the BVI Banking License Purchase Agreement, plus (iii) the amount paid by the Company in equity under the Advisory Agreement as of the Closing in accordance with the terms of the Advisory Agreement, less (iv) the Indebtedness of the Target Companies, on a consolidated basis, as of the Closing that is incurred under the SWB Agreements that were in effect as of the Signing Date, less (v) the amount of any cash or cash equivalents of the Target Companies that as of the Closing were paid or are payable as consideration for any Contributed Assets under Contribution Agreements that were in effect as of the Signing Date.

“Company Units” means, collectively, the Company Class A Units and the Company Class V Units.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

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“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, manager, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of April 1, 2025, by and among SPAC, Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 8,333,333 SPAC Class B Ordinary Shares which were issued to the initial shareholders of SPAC in a private placement transaction prior to the IPO.

“Fraud Claim” means any claim based on actual and intentional fraud with respect to this Agreement or the Transactions.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (f) all obligations secured by an Lien on any property of such Person, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Insider Letter Agreement” means that certain letter agreement, dated as of April 1, 2025, by and among SPAC, its officers and directors and the Sponsor.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, intellectual property rights in Software and other intellectual property.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of April 1, 2025, and filed with the SEC on April 3, 2025 (File No. 333-284465).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Justin Lafazan, after reasonable inquiry of internal sources and records, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry of internal sources and records, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry of internal sources and records.

“Law” means any federal, state, local, municipal, foreign (as to the U.S.) or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (on voting, sale, transfer, disposition), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

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“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions; provided, however, that any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, epidemic, terrorism, war (whether or not declared), natural disaster or pandemic; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to SPAC, the consummation and effects of the Closing Redemption; (vii) the announcement or the existence of, express compliance with or performance under, this Agreement or the Transactions; or (viii) any action not otherwise required by this Agreement or the Ancillary Documents or applicable Law that is taken at the express written request of SPAC and in accordance with such instructions; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) and (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Company, the failure of the Company to consummate the closing under any or all of the Contribution Agreements or the BVI Banking License Purchase Agreement shall not be deemed to be a Material Adverse Effect on or with respect to the Company.

“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation, registration or formation and bylaws, operating agreement, LLC agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

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“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Target Companies’ use or occupancy of such real property for the operation of their business, (d) other Liens imposed by operation of Law or arising in the ordinary course of business for amounts which are not due and payable or as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) Liens incurred or deposits made in the ordinary course of business in connection with social security, (f) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, including statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, (g) licenses of Intellectual Property in the ordinary course of business, (h) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; or (i) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Class A Ordinary Shares” means class A non-voting ordinary shares, par value $0.00001 per share, of Pubco, which Pubco Class A Shares have no voting rights except to the extent required by the Cayman Companies Act.

“Pubco Class V Ordinary Shares” means class V voting ordinary shares, par value $0.00001 per share, of Pubco, each of which is entitled to (1) vote per share.

“Pubco Ordinary Shares” means, collectively, the Pubco Class A Ordinary Shares and the Pubco Class V Ordinary Shares.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates. Notwithstanding the foregoing, for purposes of this Agreement, the Representatives of the Company and its Affiliates (including the Company Entities prior to the Closing), on the one hand, and the Representatives of SPAC and its Affiliates (including the Sponsor), on the other hand, will not be deemed to be Representatives of the other.

“Required SPAC Shareholder Approval” means the approval of the SPAC Shareholder Approval Matters by holders of the issued and outstanding SPAC Ordinary Shares in accordance with the Organizational Documents of SPAC.

“Rights Agreement” means the Rights Agreement, dated as of April 1, 2025, by and between SPAC and Continental Stock Transfer & Trust Company.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code and object code.

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“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Board” means the Board of Directors of SPAC.

“SPAC Board Special Committee” means the special committee of the SPAC Board formed prior to the Signing Date to negotiate this Agreement, the Ancillary Documents and the Transactions on behalf of the SPAC.

“SPAC Charter” means the First Amended and Restated Memorandum and Articles of Association; provided, that references herein to the SPAC Charter for periods after the Effective Time includes the amended and restated memorandum and articles of association of the SPAC Surviving Subsidiary.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company Entities or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC or its Representatives to by the Company Entities or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.

“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Ordinary Shares” means, collectively, the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.

“SPAC Preference Shares” means the preference shares, par value US$0.0001 per share, of SPAC.

“SPAC Private Rights” means one right that was included as part of each SPAC Private Unit or will be included as part of each SPAC Working Capital Unit entitling the holder thereof to receive one-tenth (1/10th) of one SPAC Class A Ordinary Share upon the consummation by SPAC of its Business Combination.

“SPAC Private Shares” means SPAC Class A Ordinary Shares included as part of SPAC Private Units or SPAC Working Capital Units.

“SPAC Private Units” means the units issued by SPAC in a private placement transaction simultaneously with the IPO consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Private Right.

“SPAC Public Rights” means one right that was included as part of each SPAC Public Unit entitling the holder thereof to receive one-tenth (1/10th) of one SPAC Class A Ordinary Share upon the consummation by SPAC of its Business Combination.

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“SPAC Public Units” means the units issued in the IPO (including overallotment units acquired by SPAC’s underwriter) consisting of one (1) SPAC Class A Ordinary Share and one (1) SPAC Public Right.

“SPAC Rights” means, collectively, the SPAC Private Rights and the SPAC Public Rights.

“SPAC Securities” means, collectively, the SPAC Units, the SPAC Ordinary Shares and the SPAC Rights.

“SPAC Units” means, collectively, the SPAC Public Units, the SPAC Private Units and the SPAC Working Capital Units.

“SPAC Working Capital Units” means the units into which working capital loans extended to SPAC by the Sponsor or affiliates of the Sponsor or certain of the SPAC’s officers or directors may be convertible, which will consist of one (1) SPAC Class A Ordinary Share and one (1) SPAC Private Right.

“Sponsor” means Soulpower Acquisition Sponsor LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

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“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, including in connection with any Transaction Financing and, with respect to the Company, the SWB Agreements. With respect to the SPAC, Transaction Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, the costs of the premiums for the D&O Tail Insurance, the costs of obtaining the Fairness Opinion and any costs incurred in order to satisfy the minimum round lot requirements for the Applicable Stock Exchange. Any (i) sales, use, real property transfer, stamp, share transfer or other similar transfer Taxes imposed on SPAC, Pubco, either Merger Sub or a Target Company in connection with the Transactions and (ii) SEC filing fees or registration fees, in each case, will be deemed to be Transaction Expenses of SPAC and SPAC will be deemed to bear 100% of such Transaction Expenses.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of April 1, 2025, by and between SPAC and the Trustee, as amended prior to the Signing Date and as it may further be amended (including to accommodate the Merger).

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

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11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	6.6(a)
Additional Contribution Agreement	6.18(a)
Advisory Agreement	Recitals
Agreement	Preamble
Alternative Transaction	6.6(a)
Amended Registration Rights Agreement	Recitals
Antitrust Laws	6.9(b)
Applicable Stock Exchange	6.19
Asset Management Agreements	Recitals
Audited Company Financials	5.7(a)
Balance Sheet Date	5.7(a)
Business Combination	9.1
BVI Banking License Purchase Agreement	Recitals
Class A Merger Consideration	1.11
Class A Pro Rata Share	1.11
Class V Merger Consideration	1.11
Class V Pro Rata Share	1.11
Closing	2.1
Closing Date	2.1
Closing Filing	6.12(b)
Closing Press Release	6.12(b)
Closing Redemption	6.11(a)
Company	Preamble
Company Disclosure Schedules	ARTICLE V
Company Entities	Preamble
Company Financials	5.7(a)
Company Member Lock-Up Agreement	Recitals
Company Merger	Recitals
Company Merger Shares	1.11
Company Permits	5.10
Company Plan of Merger	1.3
Company Surviving Subsidiary	1.1
Company Transactions	Recitals
Contributed Assets	Recitals
Contribution Agreements	Recitals
Contribution Investor Lock-Up Agreements	Recitals
Contribution Investors	Recitals
D&O Indemnified Person	6.14(a)
D&O Tail Indemnified Persons	6.14(a)
D&O Tail Insurance	6.15(b)
Dissenting Shareholder	1.8(k)
Dissenting Shares	1.8(k)
Effective Time	1.3
EGS	2.1
ELOC Agreement	Recitals
ELOC Financing	Recitals
Enforceability Exceptions	3.2

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Term	Section
Fairness Opinion	3.2
Financing Agreements	6.17(b)
Independent Contractor Agreements	Recitals
Insider Letter Amendment	Recitals
Interim Company Financials	5.7(a)
Interim Period	6.1(a)
Intervening Event	6.11(h)
Intervening Event Change in Recommendation	6.11(h)
Intervening Event Notice Period	6.11(h)
Lock-Up Agreements	Recitals
Merger Consideration	1.11
Merger Shares	1.11
Modification in Recommendation	6.11(b)
OFAC	3.17(c)
Outside Date	8.1(b)
Party(ies)	Preamble
Pipe Financing Agreement	6.17(b)
Plan of Merger	1.3
Proxy Statement	6.11(a)
Pubco	Preamble
Pubco Equity Plan	6.11(a)
Public Certifications	3.6(a)
Public Distributions	9.1
Public Shareholders	9.1
Registration Statement	6.11(a)
Related Person	5.16
Released Claims	9.1
SEC Reports	3.6(a)
Signing Date	Preamble
Signing Filing	6.12(b)
Signing Press Release	6.12(b)
Signing SEC Reports	ARTICLE III
SPAC	Preamble
SPAC Disclosure Schedules	ARTICLE III
SPAC Financials	3.6(b)
SPAC Material Contract	3.13(a)
SPAC Merger Share	1.8(b)
SPAC Plan of Merger	1.3
SPAC Recommendation	3.2
SPAC Shareholder Approval Matters	6.11(a)
SPAC Shareholder Meeting	6.11(a)
SPAC Surviving Subsidiary	1.2
Specified Courts	10.5
Surviving Subsidiaries	1.2
SWB Agreements	Recitals
Transaction Financing	6.17(b)
Transactions	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:

SOULPOWER ACQUISITION CORPORATION

By:
Name:
Title:

Pubco:

SWB HOLDINGS

By:
Name:
Title:

SPAC Merger Sub:

SAC MERGER SUB CORP.

By:
Name:
Title:

Company Merger Sub:

SWB MERGER SUB LLC

By:
Name:
Title:

The Company:

SWB LLC

By:
Name:
Title:

{Signature Page to Business Combination Agreement}